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                                                                EXHIBIT 5.1

                             LATHAM & WATKINS

                        701 "B" STREET, SUITE 2100

                        SAN DIEGO, CALIFORNIA 92101

                               June 13, 1995

Datametrics Corporation

21135 Erwin Street

Woodland Hills, California 91367

         Re: Form S-2 Registration Statement (File No. 33-59485);

                      2,500,000 Shares of Common Stock, $.01 Par Value and
                      200,000

                      Representatives' Warrants to Purchase Common Stock, $.01 Par Value

Ladies and Gentlemen:

  In connection with the registration of 2,300,000 shares of common stock of the Company, par value $.01 per share (the "Shares"), 200,000 Representatives' Warrants to purchase common stock, par value $.01 per share (the "Warrants"), and 200,000 shares of common stock of the Company, par value $.01 per share, issuable upon the exercise of the Warrants (the "Warrant Shares") under the Securities Act of 1933, as amended (the "Act"), by Datametrics Corporation, a Delaware corporation (the "Company"), on Form S-2 filed with the Securities and Exchange Commission (the "Commission") on May 19, 1995 (File No. 33-59485), as amended by Amendment No. 1 to be filed with the Commission on or about June 13, 1995 (collectively, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

  In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, the Warrants and the Warrant Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

  We are opining herein as to the effect on the subject transaction only of the internal laws of the States of California and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agencies within the state.

  Subject to the foregoing, it is our opinion that, after being issued and sold in accordance with the terms set forth in the Registration Statement, the Shares will be legally and validly issued, fully paid and nonassessable. The Warrants, after being issued and sold in accordance with the terms thereof, will be legally and validly issued, and the Warrant Shares issuable upon exercise of the Warrants, when issued in accordance with the provisions of the Warrants, will be legally and validly issued, fully paid and nonassessable.

  We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                          Very truly yours,

                                          /s/ LATHAM & WATKINS